Exhibit 5.3

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into on April 12, 2024, by and between LMMS Management, LLC, a Delaware limited liability company (“Management”) and Bequest Bonds I, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company has requested that Management provide certain management services and personnel pursuant to the terms of this Agreement to the Company and Management has consented to such request.

NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. APPOINTMENT; SERVICES.

(a) Services. Pursuant to the terms of and conditions of this Agreement, during the Term, the Company hereby engages Management to provide to the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Management (collectively, the “Services”) and Management hereby accepts such engagement and agrees to perform such Services consistent with the terms and conditions of this Agreement.

(b) Expense Reimbursement Fee. The Company agrees to provide Management (the “Expense Reimbursement Fee”) in advance, in the amount of $45,000 for start-up costs.

(c) Reimbursements. The Company agrees to reimburse Management for all fees incurred on behalf of the Company, except as provided herein. These fees include, but are not limited to, the Offering Expenses identified on page 18 of the Offering Circular.

(c) Management Fee. The Company shall pay Management the Management Fee. The Management Fee is calculated as an annualized 3% of the total sum of invested monies, calculated as of the last calendar day of each month. The Management Fee will be paid monthly.

(d) Allocation of Resources. During the term of this Agreement, Management shall provide the Services pursuant to this Agreement and allocate a sufficient amount of their time, focus, resources and effort as Management may determine is reasonably necessary to perform such Services under the then-current scope of Services, and with that degree of care, diligence and skill that a reasonably prudent manager involved in providing services comparable to those of the Services.

SECTION 2. EMPLOYEES OF MANAGEMENT. Management shall select, employ, pay compensation to, supervise and direct all personnel and employees of Management necessary for the performance of the Services. Notwithstanding the foregoing, the Company may at any time, in its sole discretion with or without cause, direct that Management remove any particular employee or agent of Management from provision of the Services, and, following any such removal and the payment of all amounts properly owed to such employee or agent as of the date of such removal, the salary and other costs related to such employee or agent shall be excluded from reimbursement.

SECTION 3. SERVICE PROVIDER INFORMATION. It is contemplated by the parties hereto that, during the Term of this Agreement, the parties will be required to provide each other certain notices, information and data necessary for Management to perform the Services and for the parties to perform their respective obligations under this Agreement. Management shall be permitted to rely on any information or data provided by the Company and any of their respective Affiliates, directors, employees, or agents or other representatives identified by Company, to Management in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that Management has actual knowledge that such information or data is inaccurate or incomplete. For purposes herein, “Affiliate” means, in respect of a person, each entity that, directly or indirectly, controls, is controlled by or is under common control with such person.

SECTION 4. NO COMMINGLING OF ASSETS. To the extent Management shall have charge or possession of any of the Company’s assets in connection with the provision of the Services pursuant to this Agreement, Management shall (a) hold such assets in the name and for the benefit of the Company, and (b) separately maintain, and not commingle, such assets with any assets of Management or any other person.

SECTION 5. TERM AND TERMINATION.

(a) Subject to the provisions of SECTION 5(b), the initial term (“Initial Term”) of this Agreement shall be deemed to have commenced April 1, 2024 and shall end on April 1, 2031. At the end of the Initial Term and any Renewal Term (as defined below), this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless either party delivers written notice to the other party at least ninety (90) days prior to the expiration of the then current Initial Term or Renewal Term, as applicable.

(b) This Agreement and the Term may be terminated at any time upon 30 days’ prior written notice from one party to the other. This Agreement and the Term will automatically be terminated if either party makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition for bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency.

(c) Upon any termination of this Agreement in accordance with this SECTION 5, all rights and obligations under this Agreement shall cease except for (i) rights or obligations that are expressly stated to survive a termination of this Agreement and (ii) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to, or in connection with, such termination, regardless of whether any such portions have otherwise become payable.

SECTION 6. CONFIDENTIALITY.

(a) Protection of Confidential Information. Management agrees that all Confidential Information (as defined below) shall be kept confidential by it and shall not be disclosed by it in any manner whatsoever; provided, however, that (i) any such Confidential Information may be disclosed by Management solely to its officers, directors, employees, counsel, accountants, agents or any of its Affiliates who need to know such information for the purpose of Management’s provision of the Services or otherwise complying with its obligations under this Agreement (it being understood that Management will inform such persons of the confidential nature of such information, will direct and cause them to agree to treat such information in accordance with the terms hereof and will be liable for any breach of this SECTION 6 by any such person), (ii) any disclosure of Confidential Information may be made by Management to the extent the Company consents in writing and (iii) Management may disclose Confidential Information to the extent required by law or in response to legal process, applicable governmental regulations or governmental agency request, but only that portion of such Confidential Information which, in the opinion of Management’s counsel, is required or would be required to be furnished to avoid liability for contempt or the suffering of other material judicial or governmental penalty or censure; provided that, Management notifies the Company of its obligation to provide such Confidential Information prior to disclosure (unless notification is prohibited by applicable law, regulation or court order) and Management cooperates to protect the confidentiality of such Confidential Information.

(b) Ownership. All Confidential Information belongs to the Company. Any permitted use or disclosure of any Confidential Information by Management shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information.

(c) Remedies. The parties agree and acknowledge that any unauthorized use of Confidential Information by Management would result in irreparable harm to the Company. Therefore, if Management breaches any of its obligations with respect to this SECTION 6, the Company, in addition to any rights and remedies it may have, shall be entitled to seek equitable, including injunctive, relief to protect its Confidential Information, without any requirement of posting a bond or other security.

(d) Return of Confidential Information. Upon termination of this Agreement for any reason, Management shall, and shall cause its employees and representatives to, promptly return to the Company all Confidential Information, including all copies thereof, in its possession or control, or destroy or purge its own system and files of any such Confidential Information (to the extent practicable) and upon request of the Company deliver to the Company a written certificate signed by an officer of Management that such destruction and purging have been carried out.

(e) Survival. The provisions of this SECTION 6 shall survive the termination of this Agreement for a period of three (3) years thereafter, unless any Confidential Information is subject to a longer-termed confidentiality agreement with a third party, in which case this SECTION 6 shall survive as to such Confidential Information until the expiration or earlier termination of such agreement.

(f) “Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of Management about the Company, the business of the Company or otherwise in connection with this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by Management, (ii) was or becomes available to Management from a source other than the Company or its Affiliates, provided that such source is not known by Management to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company prior to disclosure to Management, or (iii) was independently developed by Management without violating any of Management’s obligations under this Agreement (including the activities pertaining thereto).

SECTION 7. ASSIGNMENT; BINDING EFFECT.

(a) No party to this Agreement shall have the right to assign or otherwise transfer its rights or obligations under this Agreement (by operation of law or otherwise), except with the prior written consent of the other party hereto, and any attempted assignment, transfer or delegation (except as provided herein) without such prior written consent shall be voidable at the sole option of such other party.

(b) Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of, this Agreement or any provision herein contained.

(c) The parties represent that the persons executing this Agreement on behalf of their respective organizations have specific and express authority to execute this Agreement on behalf of their respective organizations and that the respective organizations intend to be legally bound.

SECTION 8. INDEPENDENT CONTRACTOR; NO JOINT VENTURE. In providing the Services contemplated hereunder, Management is acting as and shall be considered an independent contractor. Management shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers’ compensation insurance premiums, and similar taxes and charges of any kind with respect to the Reimbursement Amount and the Services provided under this Agreement. This Agreement confers no rights upon a party except those expressly granted in this Agreement.

SECTION 9. GOVERNING LAW; SEVERABILITY; INTERPRETATION.

(a) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida, without regard to otherwise governing principles of conflicts of law. In addition to any remedies at law, or expressly set forth herein, the parties acknowledge that each party shall be permitted, to the extent possible under Florida law, to pursue equitable remedies in respect of any breach of the terms of this Agreement, including, without limitation, the right to enforce such terms specifically notwithstanding the availability of adequate money damages.

(b) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(c) Unless the context requires otherwise: (i) the singular form of nouns, pronouns and verbs include the plural and vice-versa; (ii) the terms “include,” “includes” and “including” and words of like import will be deemed to be followed by the words “without limitation”; and (iii) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 10. JUDICIAL PROCEEDINGS.

(a) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of Florida for any actions, suits or proceedings arising out of or relating to or concerning this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in SECTION 12.

(b) EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE PARTNERSHIP OR ITS OPERATIONS.

SECTION 11. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privileges hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 12. NOTICES. Any notice or other communication hereunder will, unless otherwise expressly provided, be sufficiently given if in writing and delivered (whether by registered mail, return receipt requested, or by a nationally-recognized overnight courier, or by electronic mail with a copy to follow promptly by registered mail.

SECTION 13. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the parties so long as each counterpart shall be signed by one or more of the parties and so long as the other parties shall sign at least one counterpart.

SECTION 14. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

Bequest Bonds I, Inc.

By:	/s/ Shawn Muneio
	Name:	Shawn Muneio
Title:

LMMS Management, LLC

By:	/s/ Mark W Paolillo
	Name:	Mark W Paolillo
Title: